Thermal Tennis Inc. Announces Name Change to CannaSys, Inc.

Denver, CO–November 12, 2014–Thermal Tennis Inc. (OTC Bulletin Board: TTNS), a publicly held Nevada corporation subject to the periodic reporting requirements under the Securities Exchange Act, announced today that it filed amended and restated articles of incorporation with the Nevada Secretary of State that: (i) changed its name to CannaSys, Inc.; (ii) increased its authorized capital stock to 80,000,000 shares, consisting of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock; (iii) authorized 5,000,000 shares of preferred stock; and (iv) made other modernizing, nonmaterial changes.  Changing the corporate name to CannaSys, Inc. was a condition to the merger transaction in August 2014 between the Company and CannaSys, Inc., a Colorado corporation, whereby CannaSys became a wholly owned subsidiary of the Company.  The name change better reflects the nature of the Company’s principal business operations and will become effective in the OTC market when FINRA announces the effective date of the name change.  The Company is in the process of applying for a new CUSIP number and trading symbol.

In addition, on November 4, 2014, the Company moved into its new executive offices located at 1720 S. Bellaire Street, Suite 325, Denver, Colorado, and on November 12, 2014, Robert Deller resigned as a director and Daniel J. Rogers was appointed as a director to fill the resulting vacancy.  Mr. Rogers currently serves as the Company’s secretary, treasurer, and chief financial officer.

About CannaSys, Inc.

CannaSys, Inc. creates, develops, and commercializes innovative technology to solve problems, create opportunities, and streamline the connections among producer, seller, and consumer/patient segments in the cannabis industry.  CannaSys has developed three core offerings to date and is working for industry adoption and monetizing the current set of software and service offerings.  CannaSys plans to develop, acquire, and build partnerships in order to bring innovative software solutions to market in both established and developing medical and recreational cannabis states.  For further information, please visit www.cannasys.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:

CannaSys, Inc.
Daniel Rogers
Tel:  1-800-420-4866
Email: dan@cannasys.com
Web:  www.cannasys.com